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                                AMENDMENT TO THE
                               CUSTODIAN CONTRACT

         AGREEMENT made this 27th day of October, 1988 by and between STATE STREET BANK AND TRUST COMPANY ("Custodian") and FPA NEW INCOME, INC. (the "Fund").

                                WITNESSETH THAT:

         WHEREAS, the Custodian and the Fund are parties to a Custodian Contract dated August 20, 1984 (as amended to date, the "Contract") which governs the terms and conditions under which the Custodian maintains custody of the securities and other assets of the Fund:

         NOW THEREFORE, the Custodian and the Fund hereby amend the terms of the Custodian Contract and mutually agree to the following:

         Insert as the final paragraph under RESPONSIBILITY OF CUSTODIAN:

               If the Fund requires the Custodian to advance cash or securities for any purpose or in the event that the Custodian or its nominee shall incur or be assessed any taxes, charges, expenses, assessments, claims or liabilities in connection with the performance of this Contract, except such as may arise from its or its nominee's own negligent action, negligent failure to act of willful misconduct, any property at any time held for the account of the Fund shall be security therefor and should the Fund fail to repay the Custodian promptly, the Custodian shall be entitled to utilize available cash to the extent necessary to obtain reimbursement, and if insufficient sell other Fund assets, PROVIDED THAT Custodian shall, with respect to Fund assets as to which Custodian has perfected its lien and which Custodian proposes to dispose of pursuant to the foregoing right, give the Fund notice identifying such assets and the Fund shall have three business days from receipt of such notice to notify the Custodian if the Fund wishes the Custodian to dispose of Fund assets of equal value other than those identified in such notice; in the absence of any contrary notification from the Fund, Custodian shall be free to dispose of the Fund assets initially identified to the extent necessary to realize the amounts to which it is entitled hereunder.

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         Replace subsection 7. of Section II.B. DELIVERY OF SECURITIES with the following new subsection 7.:

               7. Upon the sale of such securities for the account of the Fund, to the broker or its clearing agent, against a receipt for examination in accordance with "street delivery" custom; provided that in any such case, the Custodian shall have no responsibility or liability for any loss arising from the delivery of such securities prior to receiving payment for such securities except as may arise from the Custodian's own negligence or willful misconduct;

         IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and on its behalf by a duly authorized officer as of the day and year first above written.


ATTEST                               FPA NEW INCOME, INC.



 /s/ Sherry Sasaki                   By /s/ Julio J. de Puzo, Jr.
------------------------               ------------------------------
 Secretary                              Treasurer


ATTEST                               STATE STREET BANK AND TRUST COMPANY



 /s/ P. McClure                      By /s/ E. D. Hawkes, Jr.
------------------------               ------------------------------
Assistant Secretary                      Vice President